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                                                                   Exhibit 99.1
FOR IMMEDIATE RELEASE:

CONTACT:  INVESTOR RELATIONS
US INDUSTRIAL SERVICES, INC.
(847) 509-8500

            USIS SELLS REMAINING ENVIRONMENTAL SERVICES SUBSIDIARIES;
                  MANAGEMENT ACQUIRES SUBSTANTIAL EQUITY STAKE

Northbrook, Illinois, January 5, 2001 - US Industrial Services, Inc. (the "Company") OTC BB: USIS, announced the sale of its final remaining environmental services businesses to a private entity. In this transaction, the Company sold all of the outstanding capital stock of P.W. Stephens Environmental, Inc., P.W. Stephens Contractors, Inc., P.W. Stephens Services, Inc. and P.W. Stephens Northwest, Inc., each a wholly-owned subsidiary of the Company. Frank J. Fradella, President and Chief Executive Officer of the Company, stated "the sale of the remaining P.W. Stephens entities is consistent with the Company's strategy of moving away from the environmental services business and directing its attention to industries which we hope will provide significantly more value to our shareholders."

The Company also announced the sale by Deere Park Capital, L.L.C., a Chicago-based private investment firm, of 3,587,929 shares of the Company's common stock, constituting approximately 41% of the total number of outstanding shares, to Mr. Fradella. Prior to the sale, Deere Park Capital owned 7,175,858 shares of the Company's common stock, constituting approximately 82% of the total number of outstanding shares. Mr. Fradella also received an option to purchase additional stock owned by Deere Park Capital, exercisable for a period of six months, subject to earlier termination in certain events. In connection with his purchase, Mr. Fradella acquired the right to designate a fourth member of the Company's board of directors. Commenting on the transaction, Mr. Fradella noted, "I appreciate the opportunity granted to me by Deere Park Capital to acquire this interest in the Company. This acquisition has aligned the interests of management with the interests of the Company's shareholders. We appreciate the input and guidance given to the Company by Deere Park Capital, which was instrumental in helping the Company with its exit from the environmental services business, and we look forward to the continued key role of Deere Park Capital as we focus on the Company's future."

The Company previously announced the retention of the investment banking firm of Sanders Morris Harris, of Houston, Texas, as the Company's financial advisor to identify and pursue potential candidates for acquisition using the proceeds of the Company's sale of the P.W. Stephens entities and other former subsidiaries of the Company.

The Company has been a multi-state service company specializing in industrial cleaning and remediation services; however, the Company has recently liquidated its operating assets and is currently exploring strategic acquisition opportunities in an effort to maximize shareholder value.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.